Exhibit 8.1

December 5, 2016

Wheeler Real Estate Investment Trust, Inc.

Riversedge North

2529 Virginia Beach Boulevard

Suite 200

Virginia Beach, Virginia 23452

Re:	Wheeler Real Estate Investment Trust, Inc.

Ladies and Gentlemen:

We have acted as special United States federal income tax counsel to Wheeler Real Estate Investment Trust, Inc., a Maryland corporation (the “Company”), in connection with the filing of a registration statement on Form S-3 (File No. 333-213294), as amended through the date hereof (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, and declared effective by the SEC on September 6, 2016, and the offer and sale of up to 732,550 shares of 8.75% Series D Cumulative Convertible Preferred Stock, without par value per share (the “Series D Preferred Stock”) (including up to 95,550 additional shares of Series D Preferred Stock that the underwriters in the offering have the option to purchase solely to cover over-allotments), pursuant to a preliminary prospectus supplement filed on November 28, 2016, and a final prospectus supplement, dated December 1, 2016 (together, the “Prospectus Supplement”), forming part of the Registration Statement. In that capacity, you have requested our opinion regarding the ability of the Company to elect to be treated, and to qualify, for United States federal income tax purposes as a real estate investment trust (a “REIT”) within the meaning of Section 856(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

In rendering this opinion letter, we have relied as to certain factual matters upon the statements and representations contained in the certificate provided to us by the Company (the “Officer’s Certificate”), dated December 5, 2016. We have assumed that the statements made in the Officer’s Certificate are true and correct as of the date hereof, and that the Officer’s Certificate has been executed by appropriate and authorized officers of the Company. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter or in the Officer’s Certificate. No facts have come to our attention that would cause us to question the accuracy or completeness of the factual representations in the Officer’s Certificate. Furthermore, where the factual representations in the Officer’s Certificate involve terms defined in the Code, the regulations promulgated thereunder, published rulings of the Internal Revenue Service (the “IRS”) (or other relevant authority), we have reviewed with the individual making such representations the relevant provisions of the Code, the applicable regulations thereunder, and/or the published rulings of the IRS (or other relevant authority), as the case may be. We also have assumed that the board of directors of the Company will not exercise its discretion under the charter of the Company and applicable law to authorize the Company to revoke or otherwise terminate its REIT election pursuant to Code Section 856(g).

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Wheeler Real Estate Investment Trust, Inc.

December 5, 2016

In our capacity as special United States federal income tax counsel, we have reviewed copies of the Registration Statement, the prospectus (the “Prospectus”) filed as part of the Registration Statement, the Prospectus Supplement, and the Underwriting Agreement, dated December 1, 2016, by and among the Company, Wheeler REIT, L.P., a Virginia limited partnership and Compass Point Research & Trading LLC, insofar as such documents relate to the opinions contained herein, and we have reviewed or relied upon originals or copies of such other agreements and documents as we have deemed necessary or appropriate for the purpose of rendering the opinions contained herein (collectively, the “Transaction Documents”). In performing such review, we have assumed the genuineness of all signatures on all Transaction Documents reviewed by us, the legal capacity of all natural persons, the authenticity of all Transaction Documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. In making our examination of the Transaction Documents executed, or to be executed, by the parties indicated therein, we have also assumed, without independent verification or inquiry, (a) that each party has, or will have, all necessary power and authority to enter into, execute and deliver such Transaction Documents and to perform all of its obligations thereunder, (b) the due authorization by all requisite corporate and other action, and execution and delivery by each such party, of such Transaction Documents, (c) that such Transaction Documents constitute, or will constitute, valid and binding obligations of each party thereto, enforceable in accordance with their respective terms, (d) that the transactions contemplated by such Transaction Documents will be consummated in accordance with the terms thereof, and (e) that any Transaction Documents that have not yet been executed will be finalized in substantially the same form as the versions that we have reviewed. We also have assumed that the issuance of the Series D Preferred Stock (and any other transactions in connection therewith) as set forth in the Transaction Documents will be consummated in accordance with the terms of the Transaction Documents.

Based on the foregoing and in reliance thereon, and on an analysis of the Code, the regulations promulgated thereunder, judicial authority, current administrative rulings and such other laws as we have deemed relevant and necessary, and subject to the qualifications, exceptions and limitations contained therein and herein, we are of the opinion that, for United States federal income tax purposes:

1. commencing with its taxable year ended December 31, 2012, the Company has qualified to be taxed as a REIT under the Code, and its organization and current and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2016 and thereafter; and

2. the statements in the Prospectus under the heading “Material U.S. Federal Income Tax Considerations,” and in the Prospectus Supplement under the heading “Additional Material U.S. Federal Income Tax Considerations,” to the extent that they constitute matters of law or legal conclusions with respect thereto, are correct in all material respects.

Wheeler Real Estate Investment Trust, Inc.

December 5, 2016

As described in the Prospectus, qualification of the Company as a REIT will depend upon the satisfaction by the Company, through actual operating results, distribution levels, diversity of stock ownership and otherwise, of the applicable asset composition, source of income, shareholder distribution, record keeping and other requirements of the Code necessary for a corporation to qualify as a REIT. Accordingly, no assurance can be given that the actual results of the Company’s operations for any taxable year will satisfy all of such requirements. We do not undertake to monitor whether the Company actually will satisfy the various qualification tests.

The opinions set forth herein are limited to those matters expressly covered herein and are expressed as of the date hereof. No opinion is implied or may be inferred with respect to any other matter, including, but not limited to, the adequacy of the disclosures contained in the Registration Statement, the Prospectus or the Prospectus Supplement under applicable securities laws. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change in law or fact that may occur after the date of this opinion letter that might affect the opinions expressed herein. Further, the opinions contained herein are based on information available as of the date hereof. To the extent that a matter or thing occurs or does not occur after such date that adversely affects the Company’s qualification as a REIT, the opinions contained herein shall not be applicable and shall not be effective.

No guarantee can be given that our conclusions as to United States federal income tax law will not be challenged successfully by the IRS or significantly altered by new legislation, changes in IRS positions or judicial decisions, any of which challenges or alterations may be applied retroactively with respect to completed transactions. Our opinions are not binding on the IRS or the courts, and no assurances can be given that the IRS will not take a contrary position upon examination, or that a court will not reach a contrary conclusion in litigation.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our firm in the Registration Statement under the captions “Legal Matters” and “Material U.S. Federal Income Tax Considerations.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC promulgated thereunder.

/s/ Williams Mullen